FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 5, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy, Inc. Announces $12.9 Million

Registered Direct Common Stock Offering

Salt Lake City, July 5, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today announced that it has agreed to sell 1,500,000 shares of its common stock through a registered direct offering priced at $8.63 per share with select, long-term institutional investors, resulting in gross proceeds of approximately $12.9 million. C.K. Cooper & Company acted as exclusive placement agent on the transaction.

The offering was conducted pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

FX Energy intends to use the net proceeds for general corporate purposes including expansion and acceleration of the Company’s exploration program in Poland.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement. Copies of the final prospectus, including the prospectus supplement, can be obtained at the SEC’s website, www.sec.gov, or from C.K. Cooper & Company, 18300 Von Karman Avenue, Suite 700, Irvine, CA 92612.

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements with respect to the anticipated closing of the offering and the anticipated use of proceeds. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.